EXHIBIT 10.7

July 14, 2019

Christian Boas
Rue du Moulin 12, 1310 La Hulpe (Belgium)

Emile Boas
Avenue du Beau Feuillage 1A, 1950 Kraainem (Belgium)

Dreda / Sylvie Boas
Avenue E. Van Becelaere 103, 1170 Watermael-Boitsfort (Belgium)

RE: Amendment to the Agreement for the Sale and Purchase of Shares of S.R.I.F. NV

Dear Sir/Madam,

We refer to the agreement for the sale and purchase of the shares of S.R.I.F. NV among Christian Boas, Emile Boas, Dreda general partnership under Belgian law and Sylvie Boas (together, the “Sellers”), Spirit AeroSystems Belgium Holdings BVBA (the “Purchaser”) and Spirit AeroSystems Holdings, Inc. (together with the Purchaser, “Spirit”), as amended (the “Agreement”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.

Asco has recently suffered a large scale ransomware attack (the “Cyberattack”), and as a result thereof, Asco’s IT systems were disabled and a substantial part of the production at Asco was suspended. While production has resumed, Asco is still impacted by the Cyberattack on the date of this letter agreement. In addition, Asco has suspended the data destruction work that has to be performed in order to meet the commitments of March 8, 2019 (the “Data Destruction Work”) that Spirit AeroSystems Holdings, Inc. and Asco Industries NV gave to the European Commission in order to obtain EU competition clearance. In light of the foregoing, the Parties desire to amend and restate the Agreement to reflect the terms of the prior amendments agreed to by the Parties and further reflect the following amendments, which shall be collectively referred to as the “Cyberattack Amendments”:

•
Amend and restate the definition of the Long Stop Date to mean October 29, 2019 to provide additional time for the Competition Condition to be satisfied. In the event that the Parties mutually determine that the Data Destruction Work cannot be completed in sufficient time to allow for the European Commission to provide its approval as provided in paragraph 7(c) of the commitments prior to October 29, 2019, the Parties will mutually consider the reasons for such further delays and whether or not they can be addressed while taking into account the legitimate interests of both Parties; provided that notwithstanding the foregoing or any other provision of this letter agreement, or any other agreement among the Parties, the Parties shall under no circumstances be obliged to extend the Long Stop Date past October 29, 2019.

•
Add a new Clause 6.6 pursuant to which the Sellers shall cause Asco to provide full information to Spirit regarding the Cyberattack and its potential consequences, including status updates and all other information and data relating to the Cyberattack to Spirit as promptly as practicable, provided that such obligation shall not extend to allowing access to information that cannot be shared with Spirit prior to Closing in compliance with applicable Law, and in particular Antitrust Laws, unless appropriate protective measures have been taken (for example, by entering into clean team arrangements). The Parties agree to enter into clean team arrangements in order to

EXHIBIT 10.7

provide as much information concerning the Cyberattack and its potential consequences as is permitted by applicable Law.

•
Increase the Escrow Amount to USD 80,000,000 (USD eighty million) and make related amendments to the definition of Escrow Amount in the Agreement. The Parties agree that to the extent it is reasonably apparent, prior to Closing, that the potential indemnifiable Damages relating to the Cyberattack will exceed USD 40,000,000 (USD forty million), the Parties will negotiate to increase the Escrow Amount.

•	Add a new section (G) to Clause 10.1 of the Agreement to include a specific indemnity for Damages resulting or arising from the Cyberattack.

•	Amend Clause 10.4 to provide that (i) Clause 9.3 (Maximum liability) will not apply to limit the liability of the Sellers relating to the Cyberattack and (ii) that the maximum liability of the Sellers relating to the Cyberattack, whether based on the new section (G) to Clause 10.1 of the Agreement or on any other provision of the Agreement (and for the avoidance of doubt, not including any liability of the Sellers with respect to matters other than the Cyberattack), will not exceed USD 150,000,000 (USD one hundred fifty million).

•	Add a new Clause 10.3.4 to the Agreement to reflect that the Sellers shall not be liable in relation to Clause 10.1(G) unless a Claim is given before or on 31 March 2023.

•
Add a new clause that will clarify that the Parties have not yet determined whether the adverse consequences of the Cyberattack constitute a Material Adverse Change and that notwithstanding this letter agreement, and any discussions prior to the execution of this letter agreement, the Parties may allege that the adverse consequences of the Cyberattack constitute a Material Adverse Change and therefore will not be deemed to have waived any rights in connection with the Cyberattack or otherwise.

•
Amend Clause 3.3.2 of the Agreement pertaining to the Purchaser’s obligation to prepare and deliver the Closing Accounts by replacing all instances of “ninety (90) days” with “one hundred and eighty (180) days”, and amend Clause 3.3.3 of the Agreement to extend the time period in which the Sellers’ Representative can deliver an Objection from thirty (30) Business Days to sixty (60) Business Days.

•
Add a new section h) xiii. to the definition of “Net Debt” to state that Net Debt shall be increased by any accounts receivable for which the Group Companies have received anticipated payment from Belfius Commercial Finance pursuant to the Full Service Factoring Agreement, dated December 15, 2015, among Belfius Commercial Finance, Belairbus SA, Société national de Construction Aerospatiale SA, Asco Industries NV and BMT Eurair NV and for which Belfius Commercial Finance prior to Closing has not received payment from Airbus, as of Closing for purposes of Clause 3.3 (Price Adjustment) of the Agreement, but only to the extent the anticipated payment for such accounts receivable has not resulted in a decrease of Net Working Capital.

The Parties hereby agree to fully amend and restate the Agreement to incorporate all amendments agreed to by the Parties as of the date hereof pursuant to this letter agreement and the letter agreements dated March 19, 2019, March 27, 2019, May 3, 2019, and June 3, 2019, and the restated version of the Agreement dated May 14, 2019, which each continue to apply, save where subsequently explicitly modified by a later amendment.

EXHIBIT 10.7

In addition, we seek the agreement of the Sellers to cause Asco, by September 30, 2019, to have agreed pursuant to a binding written agreement between Asco and Spirit to price targets based on clean sheet prices for a revised parts list (which shall exclude parts that may require additional capital expenditures on behalf of Asco to provide) with respect to Spirit’s June 28, 2019 Request for Quotation Number 3-2987-0619-03 (Track and Bedrail RFQ). Spirit will use commercially reasonably efforts to provide access to materials and services to assist Asco to achieve clean sheet prices.

The Parties acknowledge and agree that this letter agreement applies without prejudice to any rights the Parties may have under the Agreement and that nothing contained in this letter agreement shall under any circumstance be considered a waiver or qualification (whether explicit or implicit) as to the Cyberattack or its effect on the rights and obligations of the Parties under the Agreement or any other agreement existing between Spirit and the Group Companies.

The Parties further acknowledge and agree that this letter agreement has been negotiated by the Parties in good faith.

This letter agreement constitutes a written agreement by and among the Parties as set forth in Clause 25.8 of the Agreement.

All terms used but not defined herein shall have the meaning set forth in the Agreement. Clause 26 of the Agreement shall apply also to this letter agreement.

Yours faithfully on behalf of Spirit,

/s/ Mrs. Sam J. Marnick
Mrs. Sam J. Marnick

EXHIBIT 10.7

For acknowledgement and acceptance,
On behalf of the Sellers:

/s/ Mr. Christian Boas
Mr. Christian Boas
Date: July 15, 2019

/s/ Mr. Emile Boas
Mr. Emile Boas
Date: July 15, 2019

/s/ Mrs. Sylvie Boas
Mrs. Sylvie Boas
Date: July 15, 2019

/s/ Mrs. Sylvie Boas
Dreda General Partnership
Mrs. Sylvie Boas
Director
Date: July 15, 2019

Cc: Eubelius CVBA
Marieke Wyckaert and Matthias Wauters Avenue Louise 99, 1050 Brussels (Belgium)